    As filed with the Securities and Exchange Commission on August 9, 1999.

                                                      Registration No. 333-72575
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             --------------------

                              Amendment No. 4 to
                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                          ACT TELECONFERENCING, INC.
          (Exact name of the Registrant as specified in its charter)

   Colorado                                                       84-1132665
(State or other                                               (I.R.S. Employer
jurisdiction of                                              Identification No.)
incorporation or
 organization)


                        1658 Cole Boulevard, Suite 130
                            Golden, Colorado 80401
                                (303) 235-9000
                         (Address and telephone number
                        of principal executive offices)


                               Gavin J. Thomson
                        1658 Cole Boulevard, Suite 130
                            Golden, Colorado 80401
                                (303) 235-9000
                     (Name, address, and telephone number
                             of agent for service)

                                   Copy to:
                              William J. Campbell
                               Benjamin M. Chin
                              Faegre & Benson LLP
                              2500 Republic Plaza
                            370 Seventeenth Street

                            Denver, Colorado 80202
                                (303) 592-9000
                              -------------------

       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after the registration statement becomes effective.

                             --------------------

    If the only securities being registered on this Form are to be offered under dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed under Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made under Rule 434, please check the following box. / /

    The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective under Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting under Section 8(a), may determine.

                                  PROSPECTUS


                          ACT TELECONFERENCING, INC.


                        132,482 shares of common stock



     The selling shareholders may offer up to 132,482 shares of this offering of our common stock.

     We will not receive any proceeds of any sales of our common stock.





                    NASDAQ SmallCap Market Trading Symbol:
                              ACTT (common stock)
                            -----------------------




     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 4.

     The Securities and Exchange Commission or any state securities commission has not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            -----------------------

                             Dated August 9, 1999

                               TABLE OF CONTENTS

                                                                                                             PAGE
RISK FACTORS....................................................................................................4


INFORMATION INCORPORATED BY REFERENCE..........................................................................13


ACT'S BUSINESS AND RECENT DEVELOPMENTS.........................................................................14


SELLING SHAREHOLDERS...........................................................................................15


FORWARD-LOOKING INFORMATION....................................................................................17


USE OF PROCEEDS................................................................................................17


PLAN OF DISTRIBUTION...........................................................................................18


DESCRIPTION OF SECURITIES......................................................................................18


LEGAL MATTERS..................................................................................................19


EXPERTS........................................................................................................19


INDEMNIFICATION................................................................................................19

     We have not authorized any dealer, salesperson, or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                                 RISK FACTORS

     You should consider carefully the following risk factors, along with the other information contained or incorporated by reference in this prospectus, in deciding whether to invest in our shares. These factors may cause actual results, events, or performance to differ materially from those expressed in any forward-looking statements made in this prospectus.

Our competitors have substantially greater capital resources and name recognition than we do, and we may not be able to compete against our competitors and potential competitors in terms of research and development, manufacturing, marketing, and sales.

     The teleconferencing industry is highly competitive, and many of our competitors have substantially greater capital resources and name recognition than we do. Accordingly, we may not be able to compete against our competitors and potential competitors in terms of research and development, manufacturing, marketing, and sales. To compete successfully against other teleconferencing providers, we must be able to maintain competitive pricing while at the same time offer high quality services and related products. Competition in our markets may result in pricing pressures that may adversely affect the prices and sales levels of our teleconferencing services and related products. Pricing is dependent, in part, on the capacity and efficiency of our equipment and bridges. Teleconferencing equipment and bridges are widely available at relatively affordable prices. Bridges connect multiple parties on a single telephone call. Multipoint control units offer the most advanced bridge technology. With the use of multipoint control unit technology, the maximum number of participants is only limited by the number of conference ports available. One port is required for each participating telephone line. We and our competition have thousands of ports available to conference parties together. A competitor that operates more ports than we operate will have more flexibility in the size of conferences it can conduct and the prices it can charge.

     There are few regulatory barriers to competition in the United States. Until recently, local exchange carriers, including local telephone companies, were prohibited from providing audio teleconferencing, except in limited areas. The United States Congress recently passed legislation that permits local exchange carriers to offer teleconferencing services. This legislation permits additional competition if some or all of the local exchange carriers choose to enter or expand their activities in the teleconferencing market in the United States. In addition, existing competitors can be expected to expand their services and new competitors are likely to be encountered. There are no significant regulatory barriers to market entry in the United Kingdom, the Netherlands, France, Belgium, Canada, or Australia. Barriers to entry in other foreign markets vary, but may involve governmental regulation or government-owned telephone systems resistant to competition with independent teleconferencing companies.


Our competitors may be able to afford more advanced technology than we can afford.

     While we heavily rely on personal service, our employees cannot deliver our service without effective technology. We and our competitors are dependent on technology. Technological innovations within the telecommunications industry such as advances in the internet, fiber optics capacity, personal computer based video conferencing, and computer-based bridging equipment, enable us to engage in the teleconferencing services business, which will continue to evolve and advance. Because we recently made substantial investments in new equipment and technology, we may not have sufficient resources to invest in more advanced technology if it should become available. Our competitors may be able to afford even more advanced technology, which may make us less competitive. New technology may not be available to us at a reasonable price, if at all, or we may not be able to respond adequately to the challenge of our competitors' technical innovations. Additionally, competitive developments within the telecommunications industry may occur whereby teleconferencing services are given away or heavily subsidized to obtain greater market share. If our limited financial resources preclude us from offering the most advanced technologically based services, our services may become obsolete.

We may not be able to adequately replace the loss of Gerald D. Van Eeckhout, which would harm our business and reputation.

     We may not be able to adequately replace the loss of Gerald D. Van Eeckhout, our chairman and our major stockholder. The loss of Mr. Van Eeckhout could result in a loss of investor confidence and a reduction in our ability to attract telecommunications engineering talent into the company. Mr. Van Eeckhout is a founder of the teleconferencing industry and has been involved in the teleconferencing industry for the past 15 years. While we employ a number of key personnel, we are dependent on the services of Mr. Van Eeckhout. Although we maintain a key-employee life insurance policy on Mr. Van Eeckhout, the proceeds from the insurance will not be adequate to identify and employ his successor and to compensate us for the loss of his services.

We may not be able to hire enough additional technical personnel to meet our needs.

     Our expansion and operations may be adversely affected if we are unable to hire sufficient technical personnel. The design, engineering, and repair of teleconferencing equipment and networks is a highly technical enterprise, and we must continue to locate and employ technically qualified contractors and/or employees to install, maintain, and repair the equipment and networks. These employees may command premium compensation. If sufficiently qualified persons cannot be found and employed on a timely basis as we seek to expand our operations, our expansion may be delayed or our operations otherwise adversely affected.

If integrated services digital network telephone service does not become widely available for videoconferencing at affordable rates, our business, operating, and financial results could be negatively impacted.

     The videoconferencing systems or services we offer may not achieve significant market acceptance, and our competitors may market similar services at prices more competitive than our product. High quality videoconferencing generally requires integrated services digital network telephone service. Integrated services digital network telephone service is technically acceptable but is not yet universally available in the United States and is generally higher priced higher than ordinary telephone service. Our potential customers may not have access to integrated services digital network telephone services at rates which will facilitate their purchase of our services.

We have sustained losses in the past, we expect continuing losses, and we may never become profitable.

     Except for 1993, we have incurred net losses in all years from our inception in 1990, and we expect to continue to incur losses for the foreseeable future as we develop our global presence. Data before 1993 and the six months ending June 30, 1999 is unaudited. Our losses are summarized below.

     ------------------------------------------------------------------------
     Accounting Period     Net Revenues       Revenue       Net Income (Loss)
                                            Growth Rate
     ------------------------------------------------------------------------
     December 31, 1990     $153,000                  --
     ------------------------------------------------------------------------
     December 31, 1991     $435,000                 184%         ($   101,000)
     ------------------------------------------------------------------------

     ------------------------------------------------------------------------
     December 31, 1992         $954,000              119%       ($    77,000)
     ------------------------------------------------------------------------
     December 31, 1993         $1,582,000             66%       $      26,000
     ------------------------------------------------------------------------
     December 31, 1994         $2,483,000             57%       ($   253,000)
     ------------------------------------------------------------------------
     December 31, 1995         $3,461,000             39%       ($   424,000)
     ------------------------------------------------------------------------
     December 31, 1996         $6,220,000             80%       ($ 1,208,000)
     ------------------------------------------------------------------------
     December 31, 1997         $10,234,000            65%       ($   437,000)
     ------------------------------------------------------------------------
     December 31, 1998         $19,010,000            86%       ($ 2,036,000)
     ------------------------------------------------------------------------

     Six months ending         $13,272,000           ----       ($   232,000)
     June 30, 1999
     ------------------------------------------------------------------------

     We incurred a net loss of $2,036,000 for 1998 and $232,000 for the six months ending June 30, 1999, primarily as the result of budgeted developmental expenses and start up costs incurred in opening new offices overseas, meeting our obligations under our agreement with Concert Global Networks Limited, and in developing new business. While expenditures of this nature in previous entries into international markets have resulted in substantial revenue growth, we have a continuing need for additional capital to allow us to sustain growth. Our growth, however, may not result in profitable operations.

Our revenues may significantly fluctuate because we may draw significant revenues from several major clients.

     The mobility of our customers may adversely affect our ability to generate sufficient revenues to support our fixed costs and our growth. Some of our largest customers operate numerous business locations each of which makes teleconferencing decisions independently of other locations. Teleconferencing customers can easily switch to a competing provider or allocate their business among several vendors. Our three largest customers accounted for the following percentages of revenues:

     ------------------------------------------------------
                  Customer 1     Customer 2      Customer 3
     ------------------------------------------------------
       1996          10.9%          10.5%           7.2%
     ------------------------------------------------------
       1997          23.7%           6.6%           3.1%
     ------------------------------------------------------
       1998          21.1%           5.1%           3.0%
     ------------------------------------------------------

     Our relatively small revenue base makes us susceptible to significant fluctuations in revenues from any single purchaser of our services.

Major long-term financing may not be available as and when we need it.

     Our plans to expand in the United States and to enter international markets may fail if we are unable to obtain sufficient debt or equity financing. Major long-term financing may not be available as and when we need it. In February 1999, through the conversion of 546,947 public warrants, we obtained equity financing of $2,707,416, net of expenses. On February 16, 1999, we closed on equity financing of $604,516 through private placements of units. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock. Our ability to obtain further equity financing will be largely dependent on the public and private equity markets.

     As indicated in note 2 to our consolidated financial statements contained in our Form 10-KSB of December 31, 1998, we had long term debt, including capitalized leases, of $4,949,051. This debt included a $2.5 million subordinated debt lender, a $1 million line of credit to an equipment vendor, a note payable to a telecommunications provider, and a $500,000 note to our bank. In May 1999 we obtained additional credit of $2 million through an asset based lender secured by our United States receivables, $500,000 of which paid off our bank notes of $493,464 plus interest. By June 30, 1999, we had increased our long term debt to approximately $5.5 million.

     As our revenues continue to grow, the capital we need to sustain this revenue growth also continues to grow. Because of our existing long term debt, including total subordinated debt of approximately $2.5 million, lenders may be reluctant to provide further debt, subordinated debt, or other financing when we need it.

     Many of our current and prospective domestic and international customers utilize teleconferencing services for both local and long-distance teleconferencing, and for reasons of cost and convenience often prefer to do business with a teleconferencing office that is available locally to their central offices. To compete for the customers, we may be required to establish a local presence and install bridge equipment in additional North American, European, and Asia-Pacific cities. Since we expect to experience startup losses from new installations until revenues associated with the installations offset related costs, our ability to fund the costs of the expansions will depend in large part on the availability of adequate financing.

     If we have neither the financing for expansion nor opportunities for acquisitions, we may be at a competitive disadvantage. Rather than establishing a new office and installing a new bridge in select cities, we may, in appropriate circumstances, seek to acquire an existing provider of teleconferencing services in these cities, and may seek to do so by the issuance of our common stock instead of, or in combination with, a cash purchase or investment. In October 1998, we acquired 100% of the stock of Advanced Multi-Point Conferencing, Inc. in Ottawa. We have no present agreements or arrangements for the acquisition of other teleconferencing businesses, but we continually explore the possibility of acquisitions and are investigating entry into new markets.

If the external parties we are dependent upon fail to provide services to us or purchase services from us because of year 2000 problems, our operations could be negatively impacted, but the monetary value of this impact is uncertain.

     We believe that our internal systems are year 2000 compliant. However, we are significantly dependent upon external parties including electrical utilities, telecommunications, banking and financial services, airlines, and governmental agencies and institutions to provide services to us and to purchase services from us. Their failure to provide services to us or purchase services from us due to year 2000 problems could have a material adverse effect on our business, results of operations, and financial condition. Companies we do business with will be required to devote significant resources to convert their information systems to meet year 2000 requirements. Additionally, as these entities devote financial resources to comply with year 2000 requirements, their purchasing patterns may be affected so they may have reduced funds available to purchase our services, which could result in a material adverse effect on our business, results of operations, and financial condition.

     While a review of our year 2000 contingencies has not identified any likely business interruptions, we anticipate that these interruptions, if they do occur, will result from our vendors' and customers' handling of year 2000 issues. We are uncertain at this time as to the monetary value and time period of any interruption due to year 2000 problems that our external party vendors and customers may cause. To meet changing business conditions, to handle new business opportunities, and to address year 2000 issues affecting our vendors and customers that may impact us, we are currently estimating that the future costs to monitor, control, remediate, remove, and reinstall our systems to be year 2000 compliant will be $500,000 or less in 1999 and an additional $500,000 or less beyond 2000. We will continue to review and reevaluate the potential costs of remediation and business interruptions throughout 1999.

We depend upon rights to technology that we own, but our rights may not be sufficient or we may not be able to adequately protect those rights.

     We may not be able to protect our proprietary information, business practices, or trademarks against a competitor's use, and we may not be successful in litigation we might bring to protect our proprietary information, business practices, or trademarks. We seek to protect our proprietary information and business practices as trade secrets. We believe our name and the "ACT" logo are unique in the teleconferencing market, but a variety of other enterprises' common usage of the name "Act" or "ACT" makes trademark protection in some contexts either unavailable or so likely to generate litigation or the threat of litigation that the pursuit of trademark protection is prohibitively expensive. We hold no patents.

If political and economic changes require us to close our overseas operations, our financial results would be negatively impacted.

     If there were major political or economic turmoil in any of the foreign countries in which we have invested, we would have to consider closing our operations in that country. This cost to close the operations is estimated to be no more than $1 million per country, and this cost would negatively impact our financial results. Over 50% of our revenues comes from our operations outside the United States, which indicates the importance of our overseas operations. Our decision to invest in perceived politically and economically stable markets including Canada, the Netherlands, France, Australia, Hong Kong, and the United Kingdom may not prove to be accurate.

Our common stock price has been highly volatile, and we expect this volatility to continue.

     The market price of our common stock is highly volatile and may decline. We do not yet have broad market liquidity, and our public float is limited to 3,494,758 of our total of 4,437,646 shares outstanding as of June 30, 1999. Our pattern of prior stock prices illustrates this volatility. The high and low prices of our common stock price has been:


     1999                                 Common Stock (ACTT)
     -----------------------------------------------------------
                                     High                   Low
                                    ------                ------
     First Quarter                  $ 5.63                $ 4.63
     Second Quarter                 $ 6.63                $ 4.00
     Third Quarter                  $ 9.63                $ 5.00
     (As of July 30, 1999)

     As of July 30, 1999, the Company's share price was $7.14.

        1998                                 Common Stock (ACTT)
        -----------------------------------------------------------
                                        High                   Low
        -----------------------------------------------------------
        First Quarter                 $ 10.00                $ 5.88
        Second Quarter                $ 11.63                $ 8.00
        Third Quarter                 $ 10.63                $ 6.50
        Fourth Quarter                $  7.25                $ 5.25
        -----------------------------------------------------------


        1997                                 Common Stock (ACTT)
        -----------------------------------------------------------
                                        High                   Low
        -----------------------------------------------------------
        First Quarter                  $ 5.00                $ 2.88
        Second Quarter                 $ 7.50                $ 4.99
        Third Quarter                  $13.05                $ 8.25
        Fourth Quarter                 $ 9.13                $ 4.50
        -----------------------------------------------------------

     We anticipate that the volatility of our common stock price may continue in the future due to factors including:

        .  our rapid growth rate and high development costs;
        .  actual or anticipated fluctuations in our earnings;
        . changes in or failure by us to meet securities analysts' expectations;
        .  changes in market valuations of other teleconferencing companies;
        . announcements by us or our competitors of significant technological innovations, contracts, acquisitions, strategic partnerships, joint ventures, or capital commitments;
        .  introduction of new services by us or our competitors;
        . conditions and trends in the teleconferencing industry and other technology industries; and
        .  future sales of our common stock.

     These factors and period-to-period fluctuations in our financial results may have a significant impact on the market price of our common stock. These factors are in addition to significant price and volume fluctuations in the securities markets that may be unrelated to our operating performance.

If we fail to meet the net tangible assets requirements of Nasdaq, we may be removed from listing on the Nasdaq SmallCap market, which would likely adversely affect both the market price and liquidity for our shares.

     Our common stock is listed on the Nasdaq SmallCap Market. We may be removed from the Nasdaq SmallCap market if we fail to meet its maintenance criteria. Nasdaq requires a minimum net tangible asset value of $2 million. As of December 31, 1998, our net tangible asset value was approximately $1.7 million. By February 1999, through a private placement involving 26 investors and the exercise of outstanding public warrants, our net tangible asset value increased to $3 million. However, if we fail to meet the continuing minimum net tangible asset value requirements necessary to qualify our common stock to be quoted on the Nasdaq SmallCap Market, these securities will be governed under various rules of the Securities and Exchange Commission relating to penny stocks, under the Penny Stock Reform Act of 1990. SEC rules require broker/dealers to make a suitability determination for purchases of penny stock and to obtain the purchaser's prior written consent for a purchase transaction, thereby restricting the ability of purchasers of shares in this offering and of broker/dealers to sell shares of the common stock in the open market. This restriction would likely affect adversely both the market price and liquidity for our shares. We intend to maintain qualification for the continued quotation of our common stock and warrants on the Nasdaq SmallCap Market after this offering and intend to apply for listing on the Nasdaq National Market when we meet the applicable listing criteria. We may not be able to maintain our SmallCap Market listing or obtain the Nasdaq National Market System listing.

The interests of our shareholders and the price of our common stock may be adversely affected by the public sale of a significant number of the shares eligible for future sale through the exercise of options and warrants.

     As of March 31, 1999, there were 4,437,646 shares of common stock outstanding. As of March 31, 1999, various persons, including our officers and directors, held options and warrants to purchase a total of 587,129 shares of common stock at prices ranging between $2.00 and $9.00 per share. Substantial increases in the amount of common stock outstanding as a result of the exercise of various options and warrants could adversely affect the market price of the common stock. To the extent that any options or warrants are exercised, the interests of our shareholders may be diluted proportionately. The price which we may receive for issuance of our common stock upon exercise of the options and warrants may be less than the value of, or market price for, our common stock at the time the options and warrants are exercised. While these options and warrants are outstanding, the holders are given, at little or no cost, the opportunity to profit from any increase in the market price of our common stock without assuming the risk of ownership. So long as the options and warrants remain unexercised, the terms under which we could obtain equity capital from other sources may be adversely affected. Moreover, the holders of the options and warrants may be expected to exercise them at a time when we would, in all likelihood, be able to obtain needed capital from offering our securities on terms more favorable than those the outstanding options and warrants provide.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Consistent with the SEC's rules, we omitted some information from this prospectus that is contained in the registration statement. We file annual, quarterly, and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available at the office of the National Association of Securities Dealers, Inc. For more information on obtaining copies of our public filings at the National Association of Securities Dealers, Inc., you should write to National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to incorporate by reference our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference our:


     . Form SB-2 filed with the SEC on October 10, 1995, File No. 33-97908-D, and amendments to the SB-2.
     . Form 10-QSB for the quarter ending March 31, 1996 filed with the SEC on May 15, 1996, File No. 0-27560.
     . Form 10-QSB for the quarter ending March 31, 1999 filed with the SEC on May 17, 1999, File No. 0-27560.
     . Schedule 14A Information filed with the SEC on April 30, 1997, File No. 0-27560.
     . Schedule 14A Information filed with the SEC on April 15, 1998 in connection with our May 13, 1998 annual meeting of shareholders, File No. 0-27560;
     . Schedule 14A Information filed with the SEC on April 30, 1999, File No. 0-27560, and any following amendments including, but not limited to, the amendment filed on May 18, 1999.
     . Annual report on Form 10-KSB for the year ending December 31, 1998 filed with the SEC on March 31, 1999, Form 10-KSB/A filed April 30, 1999 and on or about July 6, 1999, and all other subsequent amendments to the 10-KSB;
     . Quarterly reports on Form 10-QSB for the quarters ending March 31 (filed with the SEC on May 15), June 30 (filed August 14 and amended on August
        24), and September 30, 1998 (filed November 16, 1998);
     . Current reports on Form 8-K filed with the SEC on January 15, July 17, and October 30, 1998 and January 4 and January 15, 1999;
     . Form S-8 filed July 2, 1998 and Post-Effective Amendment No. 1 to Form S-8 filed with the SEC on August 19, 1998;
     . Post-Effective Amendment No. 4 to Form SB-2 filed with the SEC on December 8, 1998; and
     . Final Prospectus for Post-Effective Amendment No. 4 to Form SB-2 filed with the SEC on January 4, 1999.

     You or any beneficial owner may request a copy of these filings other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing at no cost, by writing to or telephoning us at the following address:

                         Investor Relations Department
                        1658 Cole Boulevard, Suite 130
                            Golden, Colorado 80401
                                (303) 235-9000

                    ACT'S BUSINESS AND RECENT DEVELOPMENTS

     We provide and market a broad range of high-quality audio, video and data teleconferencing services, and distribute related teleconferencing products to businesses and other organizations in the United States, Canada, United Kingdom, Netherlands, Belgium, France, and Australia. We maintain operations centers in these countries, where we have installed and operate computer-managed telecommunications equipment known as bridges for conducting multiparty audio conferences.

     Our Actioncall(TM) audio teleconferencing services accommodate multiparty conferences with a number of participants at levels of audio volume and clarity that are not generally available on most office telephones. Audio teleconferencing enables routine meetings, training, information distribution and other business meetings to take place where travel makes it impractical, inconvenient, or expensive to assemble a large group on short notice or with regular frequency. We offer a variety of services at different price levels depending on customer needs and business volume. Our customers include small businesses, multinationals, law firms, accounting firms, banks, and a variety of other businesses and entities.

     Our video conferencing bridging service commenced in 1996 in the United Kingdom. It connects video participants by means of a video multipoint control unit under the ActionViewTM brand name. We plan to extend this videoconferencing service to all other operations centers worldwide.

     We also offer a variety of audio and video teleconferencing products including the Tandberg, Picturetel, Polycom, and RSI brand names. These products are competitively priced, stand-alone systems that permit individuals or small groups to send and receive video and audio signals over digital telephone systems. These systems comply with international standards and are connected primarily over the integrated services digital network, integrated services digital network, service, which is available in most major metropolitan markets. Our audio and data teleconferencing services can be provided over any telephone network.

     We market data teleconferencing services and software, as an adjunct to our audio teleconferencing services, and also distribute data teleconferencing software that permits clients to interconnect desktop computers by standard modem to simultaneously conduct audio and data teleconferences.

     We market our services and products through our North American, European, and Asia-Pacific marketing operations. We are actively seeking opportunities for expansion through the establishment of additional American, European, and Asia-Pacific sales offices and operations centers.

     We began handling audio teleconferencing calls for Concert Global Networks Limited, the global teleconferencing services company owned by British Telecommunications plc, as an outsource provider of these services during the fourth quarter of 1998. In October 1998, we agreed to provide video teleconferencing bridge services for customers of GTE Telephone Operating Company and to acquire GTE's video conferencing bridging equipment.

     We incorporated under the laws of Colorado in 1989, and began operations on January 2, 1990. Through a reorganization in October 1992, we acquired all of the outstanding shares of our related companies, which were owned by substantially the same shareholders who owned our shares, transferred our operating assets to our subsidiaries, and began operations as a holding company.

     In 1992 we acquired 60% of ACT Teleconferencing Limited, a majority owned United Kingdom subsidiary, to conduct operations in the United Kingdom. In July 1995 we acquired 100% of the issued share capital of NBS, Inc., a Minnesota corporation, and changed its name to ACT VideoConferencing, Inc. In September 1995 we began audio teleconferencing operations in continental Europe through a wholly owned subsidiary, ACT Teleconferencing B.V., a Netherlands corporation.

     In May 1997 we formed ACT Teleconferencing (Pty) Limited, in Australia and purchased 80% of the issued share capital. In December 1997 we acquired 80% of the issued shares of Multimedia and Teleconferencing Solutions, Limited, MaTS, a value-added videoconferencing reseller based in the United Kingdom. In February 1998, we formed ACT Teleconferencing France, S.A., for the purpose of operating a teleconferencing service in France.

     In February 1998, we opened an office and established an audio teleconferencing operations center in New Jersey to serve the New York City area. In September 1998 we announced our expansion into Canada with the opening of a new facility in Toronto operated by ACT Teleconferencing Canada, Inc. and an agreement to acquire Ottawa's Advanced Multipoint Conferencing, Inc., Advanced Multipoint. We closed on the acquisition of Advanced Multipoint in October 1998. We are evaluating expansion into Germany and Hong Kong.

     We operate as a holding company for our wholly owned domestic and foreign subsidiaries and for our majority owned international subsidiaries. Our principal executive offices are located at 1658 Cole Boulevard, Suite 130, Golden, Colorado 80401, and our telephone number is (303) 233-3500.

                             SELLING SHAREHOLDERS

     Consistent with our policy to acquire an existing provider of teleconferencing services in various cities, rather than establishing a new office and installing a new bridge in that city, on October 16, 1998, we agreed to acquire 100% of the shares of Advanced Multipoint

Conferencing, Inc., Advanced Multipoint, for consideration consisting of CDN $330,000 (US $215,094) in cash and 113,982 shares of our common stock. We extended the closing date to November 5, 1998 to obtain all the appropriate documentation and to address accounting issues. The distribution of cash and common stock to Advanced Multipoint's shareholders was:

--------------------------------------------------------------------------------
ADVANCED MULTIPOINT   CASH (US Dollars)   CASH (Canadian Dollars) COMMON STOCK
SHAREHOLDER
--------------------------------------------------------------------------------
Mark Kelly                68,067.63             104,430.40         36,938
--------------------------------------------------------------------------------
Stephen Nava              68,067.63             104,430.40         35,666
--------------------------------------------------------------------------------
Wendy Threader            68,067.63             104,430.40         35,666
--------------------------------------------------------------------------------
Anna Cheung                  680.67               1,044.30            357
--------------------------------------------------------------------------------
Tina Cheung                  680.67               1,044.30            357
--------------------------------------------------------------------------------
Denis Colbourne            2,722.70               4,177.20          1,428
--------------------------------------------------------------------------------
Margo Kelly                1,361.35               2,088.60            714
--------------------------------------------------------------------------------
Terry Kelly                2,722.70               4,177.20          1,428
--------------------------------------------------------------------------------
Tom Moore                  1,361.35               2,088.60            714
--------------------------------------------------------------------------------
Jack Threader              1,361.35               2,088.60            714
--------------------------------------------------------------------------------
TOTAL:                   215,093.68            $330,000.00        113,982 shares
--------------------------------------------------------------------------------

     These ten former Advanced Multi-Point shareholders are selling shareholders with 113,982 shares of common stock. These shareholders did not hold any ACT common stock before this offering and had no relationship with ACT, its predecessors, or affiliates within the past three years before this offering.

     Additionally, on January 18, 1999, we entered into a services agreement with Intrepid Communications, LLC, a Colorado limited liability company, for management and other services in connection with our Ottawa office. The service agreement provides for our payment of US $71,500 cash and issuance of 18,500 shares of our common stock to Intrepid Communications, LLC. Intrepid Communications, LLC is a selling stockholder of 18,500 shares of common stock. It did not hold any ACT common stock before this offering and had no relationship with ACT, its predecessors, or affiliates within the past three years before this offering.

     Each such selling stockholder will determine the number of shares that each selling stockholder may actually sell, and the offer may depend upon a number of factors including the market price of the shares. Because each of the selling shareholders may offer all, some, or none of the shares, and because the offering this prospectus covers is currently not being underwritten, no estimate can be given as to the number of shares that each of the selling shareholders will hold upon or prior to termination of this offering. Accordingly, the selling shareholders may not will sell any or all of their respective shares.

     The shares issued to Advanced Multipoint's shareholders were issued under Regulation S of the Securities Act of 1933, and the shares issued to Intrepid Communications, LLC were exempt under section 4(2) of the Securities Act. The shares issued to Advanced Multipoint and Intrepid Communications, LLC were restricted securities and were issued in transactions that were exempt from registration under the Securities Act of 1933 and state securities laws.

                          FORWARD-LOOKING INFORMATION

     Statements made in this prospectus or in the documents incorporated by reference in this prospectus that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. A number of risks and uncertainties, including those discussed under the caption "Risk Factors" above and the documents incorporated by reference in this prospectus could affect these forward-looking statements and could cause actual results to differ materially from the statements made.

                                USE OF PROCEEDS

     We acquired 100% of Advanced Multipoint's shares of common stock by issuing our common stock to Advanced Multipoint's shareholders. We acquired Advanced Multipoint's shares for cash and 113,982 shares of our common stock. We issued 18,500 of our shares to Intrepid Communications, LLC and will receive management and other services from it. The former Advanced Multipoint selling shareholders and Intrepid Communications, LLC are selling shareholders and will receive the proceeds from this offering, and we will not receive any proceeds from this offering.

                             PLAN OF DISTRIBUTION

     The selling shareholders may offer their 132,482 shares of common stock at various times in one or more of the following transactions:

     . on the Nasdaq SmallCap Market (or any other exchange on which the shares may be listed);

     .  in negotiated transactions other than on such exchange;

     .  by pledge to secure debts and other obligations;

     . in connection with the writing of non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

     .  in a combination of any of the above transactions.

     The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The selling shareholders may use broker-dealers to sell their shares. The broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares. The selling shareholders will pay all commissions, and other expenses associated with the sale of securities by them.

     Under  certain   circumstances   the  selling   shareholders   and  any
broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling shareholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

     The shares in this offering are being registered under our contractual obligations with the selling shareholders. We have not made any underwriting arrangements with respect to the sale of shares offered.

                           DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 10,000,000 shares of common stock, no par value and 1,000,000 shares of preferred stock, no par value. As of December 31, 1998, approximately 100 shareholders of record held 3,755,783 outstanding shares. We believe these shares are held of record for approximately 450 beneficial shareholders. There are no shares of preferred stock outstanding.

Common stock

     The holders of shares of common stock are entitled to one vote for each share held of record on all matters on which shareholders are entitled or permitted to vote. There is no cumulative voting for the election of directors. After recognition of any applicable preferences to any outstanding preferred stock, holders of common stock are entitled to receive dividends as the board of directors may lawfully declare out of funds legally available and in liquidation and to share pro rata in any other distribution to the holders of common stock, although we have never paid any dividends, and we do not expect to pay any in the future. Holders of common stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions, or fixed dividend rights with respect to the common stock.

                                 LEGAL MATTERS

         Faegre & Benson LLP, our counsel in connection with this offering, has issued an opinion about the validity of the securities being sold by the selling shareholders.

                                    EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-KSB/A for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                INDEMNIFICATION

         As far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

         Other expenses in connection with this registration on Form S-3 are estimated to be:

          -------------------------------------------------------
                                                Approximate
          Item                                    Expense
          -------------------------------------------------------
          SEC registration fee                  $    191.50
          -------------------------------------------------------
          Legal Fees                              20,000*
          -------------------------------------------------------
          Accounting Fees and Expenses            16,000*
          -------------------------------------------------------
          Transfer Agent's Fees                      235*
          -------------------------------------------------------
          Miscellaneous Expenses                     973.50*
          -------------------------------------------------------
           Total                                $ 37,400
          -------------------------------------------------------

* Indicates estimate for the purpose of this filing.

Item 15.  Indemnification of Directors And Officers.

         The Colorado Business Corporation Act permits a corporation organized under it to indemnify its directors, officers, employees, and agents for various acts. We formed our Articles of Incorporation to conform to the Colorado Business Corporation Act. Our Articles of Incorporation, and their amendments, are incorporated by reference as Exhibit 3.1 to this registration statement.

         In general, we may indemnify any officer, director, employee, or agent against expenses, fines, penalties, settlements, or judgments arising in connection with a legal proceeding to which this person is a party, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. Indemnification is mandatory with respect to a director or officer who was wholly successful in defense of a proceeding. In all other cases, indemnification of a director, officer, employee, or agent requires the board of directors independent determination, independent legal counsel's determination, or a vote of the shareholders that the person to be indemnified met the applicable standard of conduct.

         The circumstances under which indemnification is granted in connection with an action brought on our behalf are generally the same as those mentioned above. However, with respect to actions against directors, indemnification is granted only with respect to reasonable expenses actually incurred in connection with the defense or settlement of the action. In these actions, the person to be indemnified must have acted in good faith and in a manner the person reasonably believed was in our best interest; the person must not have been adjudged liable to us; and the person must not have received an improper personal benefit.

         Indemnification may also be granted under the terms of agreements which may be entered into in the future according to a vote of shareholders or directors. In addition, we are authorized to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their services in these positions. We may obtain an insurance policy in the future.

Item 16. Exhibits.


Exhibit
-------
No.        Description
---        -----------
3.1(2)     Restated  Articles of  Incorporation  of ACT dated April 15, 1996
3.2(2)     Bylaws of ACT, amended as of April 15, 1996
4.1(1)     Form of specimen  certificate for common  stock of ACT
5          Opinion of Faegre & Benson LLP
10.1(1) Stock Option Plan of 1991, as amended, authorizing 400,000 shares of common stock for issuance under the Plan
10.2(1)    Form of Stock Option Agreement
10.3(1)    Form of common stock purchase warrant
10.10(1) Split Dollar Insurance Agreement dated March 1, 1990, between ACT and Gerald D. Van Eeckhout
10.11(1) Service agreement dated April 10, 1992 between David Holden and ACT Teleconferencing Limited
10.19(4)   Stock Option Plan of 1996
10.20(5)   Employee Stock Purchase Plan
10.22(6) Loan and Security Agreement dated March 31, 1998 and Form of stock purchase warrant with Sirrom Capital Corporation and Equitas L.P.
10.23(6)   Loan Agreement with Key Bank, N.A.
10.24(7)   Lease Commitment and Warrant with R.C.C. Finance Group Ltd.

10.25(7) Contract for the Supply of Conferencing Services Design Development and Information signed July 14, 1998 between ACT Teleconferencing Services, Inc. and Concert Global Networks Limited
10.26(7) Agreement for the Supply of Conferencing Services signed July 14, 1998 between ACT Teleconferencing Services, Inc. and Concert Global Networks Limited
10.27(7) Agreement for Videoconferencing Equipment and Services (GTE Telephone Operating Companies) dated October 1, 1998
23.1         Consent of Ernst & Young LLP
24.1 Power of Attorney included in signature page of registration statement

(1) Incorporated by reference, attached as an exhibit of the same number to our registration statement on Form SB-2 filed with the SEC on October 10, 1995, and amendments to our Form SB-2, File No. 33-97908-D.

(2) Incorporated by reference, attached as an exhibit of the same number to our Form 10-QSB for the quarter ending March 31, 1996 filed with the SEC on May 15, 1996, File No. 0-27560.

(3) Incorporated by reference, attached as an exhibit of the same number to our Form S-8, filed with the SEC on July 2, 1998, File 0-27560.

(4) Incorporated  by  reference,  attached  as an  exhibit to our  Schedule  14A
    Information filed with the SEC on April 30, 1997, File No. 0-27560, and amended and attached as exhibit 4.6 to our Form S-8 filed on July 2, 1998, File 333-58403.

(5) Incorporated by reference, attached as an exhibit to our Schedule 14A Information filed with the SEC on April 15, 1998, File No. 0-27560.

(6) Incorporated by reference, attached as an exhibit of the same number to our Amendment No. 1 to Form 10-QSB for the quarter ending June 30, 1998 filed with the SEC on August 24, 1998 (originally filed under cover of Form SE on August 14, 1998), File 0-27560.

(7) Incorporated by reference, attached as an exhibit of the same number to our Form 10-QSB for the quarter ending September 30, 1998, filed with the SEC on November 16, 1998, File 0-27560.

Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (c) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

         Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of the securities.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

         That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report under Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of the securities.

         As far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

                                  SIGNATURES

         Under the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the undersigned to sign this registration statement or amendment on the registrant's behalf, duly authorized in Golden, State of Colorado.


                                        ACT TELECONFERENCING, INC.


Date: August 6, 1999                    By  /s/ Gerald D. Van Eeckhout
                                            ---------------------------------
                                            Gerald D. Van Eeckhout
                                            Chief Executive Officer

         Under to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates stated signed this registration statement or amendment.

Signature                                           Title
---------                                           -----

/s/ Gerald D. Van Eeckhout      Chief Executive Officer Gerald D. Van Eeckhout
--------------------------      and Director (Principal Executive Officer)

/s/ Gavin Thomson               Chief Financial Officer
--------------------------      (Principal Financial & Accounting Officer)
Gavin Thomson

*                               Director
--------------------------
Ronald J. Bach

*                               Director
--------------------------
James F. Seifert

*                               Director
--------------------------
Carolyn R. Van Eeckhout

*                               Director
--------------------------
Donald Sturtevant


* Gavin Thomson signs this document on behalf of each of the above named directors of the registrant under each person's duly executed power of attorney.

                                                       /s/ Gavin Thomson
                                                -------------------------------
                                                Gavin Thomson, Attorney in fact

Index to Exhibits
All exhibits are filed electronically or incorporated by reference.

Exhibit
-------
No.         Description
---         -----------
3.1(2)      Restated Articles of Incorporation of ACT dated April 15, 1996
3.2(2)      Bylaws of ACT, amended as of April 15, 1996
4.1(1)      Form of specimen certificate for common stock of ACT
5           Opinion of Faegre & Benson LLP
10.1(1)     Stock Option Plan of 1991, as amended, authorizing 400,000 shares of common stock for issuance under the Plan
10.2(1)     Form of Stock Option Agreement
10.3(1)     Form of common stock purchase warrant
10.10(1)    Split Dollar Insurance Agreement dated March 1, 1990, between ACT and Gerald D. Van Eeckhout
10.11(1)    Service agreement dated April 10, 1992 between David Holden and ACT
            Teleconferencing Limited
10.19(4)    Stock Option Plan of 1996
10.20(5)    Employee Stock Purchase Plan
10.22(6)    Loan and Security Agreement dated March 31, 1998 and Form of stock purchase warrant with Sirrom Capital Corporation and Equitas L.P.
10.23(6)    Loan Agreement with Key Bank, N.A.
10.24(7)    Lease Commitment and Warrant with R.C.C. Finance Group Ltd.
10.25(7)    Contract for the Supply of Conferencing Services Design Development
            and Information signed July 14, 1998 between ACT Teleconferencing
            Services, Inc. and Concert Global Networks Limited
10.26(7)    Agreement for the Supply of Conferencing Services signed July 14,
            1998 between ACT Teleconferencing Services, Inc. and Concert Global
            Networks Limited
10.27(7)    Agreement for Videoconferencing Equipment and Services (GTE
            Telephone Operating Companies) dated October 1, 1998
23.1        Consent of Ernst & Young LLP
24.1        Power of Attorney included in signature page of registration statement

(1) Incorporated by reference, attached as an exhibit of the same number to our registration statement on Form SB-2 filed with the SEC on October 10, 1995, and amendments to our Form SB-2, File No. 33-97908-D.

(2) Incorporated by reference, attached as an exhibit of the same number to our Form 10-QSB for the quarter ending March 31, 1996 filed with the SEC on May 15, 1996, File No. 0-27560.

(3) Incorporated by reference, attached as an exhibit of the same number to our Form S-8, filed with the SEC on July 2, 1998, File 0-27560.

(4) Incorporated  by  reference,  attached  as an  exhibit to our  Schedule  14A
    Information filed with the SEC on April 30, 1997, File No. 0-27560, and amended and attached as exhibit 4.6 to our Form S-8 filed on July 2, 1998, File 333-58403.

(5) Incorporated by reference, attached as an exhibit to our Schedule 14A Information filed with the SEC on April 15, 1998, File No. 0-27560.

(6) Incorporated by reference, attached as an exhibit of the same number to our Amendment No. 1 to Form 10-QSB for the quarter ending June 30, 1998 filed with the SEC on August 24, 1998 (originally filed under cover of Form SE on August 14, 1998), File 0-27560.

(7) Incorporated by reference, attached as an exhibit of the same number to our Form 10-QSB for the quarter ending September 30, 1998, filed with the SEC on November 16, 1998, File 0-27560.